EXHIBIT 99.1

Beazer Homes Appoints Lloyd E. Johnson to Board of Directors

ATLANTA, June 28, 2021 – Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) announced today the appointment of Lloyd E. Johnson to its Board of Directors. Mr. Johnson brings to the Board 40 years of experience in a variety of leadership roles. He will serve on the Company’s Audit Committee and Compensation Committee.

From 2004-2015, Mr. Johnson served as Global Managing Director, Finance and Internal Audit, for Accenture Corporation. At Accenture, he was responsible for leading the global consulting company’s corporate audit organization and providing guidance and counsel in finance and strategic planning. Prior to joining Accenture, Mr. Johnson was an Executive Director of M&A and General Auditor at Delphi Automotive and was Corporate Vice President, Finance and Chief Audit Executive at Emerson Electric Corporation. Mr. Johnson began his career at Coopers & Lybrand, which is now part of PwC. Mr. Johnson currently serves on the boards of Apogee Enterprises and AARP.

“We are pleased to welcome Lloyd to our Board. His deep financial and strategic expertise will be particularly valuable as we continue to focus on executing our balanced growth strategy,” said Allan Merrill, Beazer’s Chairman and Chief Executive Officer.

About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our

Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.

Contacts
Beazer Homes
David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com